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                                                                    EXHIBIT 99.1



For Release:    12 Noon, December 31, 1998

Contact:        David P. Reville                        Thomas J. Pruitt
                Director, Corporate Communications      EVP & CFO
                801.859.5474                            802.860.5558
                dreville@together.net                   tpruitt@bngmail.com




BANKNORTH COMPLETES MERGER WITH EVERGREEN



Burlington, VT December 31, 1998 -- Banknorth Group, Inc. (BKNG-NASDAQ) and Evergreen Bancorp, Inc. (EVGN-NASDAQ) of Glens Falls, New York, today announced completion of their merger. Shareholders of both companies gave their approval at special meetings held this morning. Making the joint announcement was William H. Chadwick, president and chief executive officer of Banknorth and George W. Dougan, chairman, president and chief executive officer of Evergreen. Dougan will become vice chairman and a director of Banknorth. Former Evergreen directors Robert F. Flacke and Anthony J. Mashuta will also become Banknorth directors.

     "Our merger with Evergreen is a significant milestone for this company and a partnership we expect will benefit all involved--from shareholders and customers to the communities we now proudly serve in Upstate New York", said Chadwick. "This merger achieves the best results for all constituencies," added Dougan. "Evergreen Bank is proud to be a contributor to Banknorth's future success," he said.

     Shareholders of Evergreen will receive .90 common shares of Banknorth for each share of Evergreen common stock held, plus cash in lieu of any fractional shares. Based on Evergreen common shares outstanding at December 30, 1998, of approximately 8.8 million shares, Evergreen shareholders will receive approximately 7.9 million shares of Banknorth common stock. Outstanding director and employee stock options will be converted into options to purchase Banknorth common stock, with appropriate adjustment to the purchase price and option shares to reflect the exchange ratio. The merger is expected to qualify as a tax-free reorganization and will be accounted for as a pooling of interests, with published financial results to be restated accordingly.

     The merger, Banknorth's first acquisition in the State of New York, increases the Company's total assets to over $4 billion. Banknorth expects to incur in the fourth quarter of 1998, approximately $21.0 million of one-time expenses related to the Evergreen merger, or $15.8 million after taxes. The merger is expected to be accretive to Banknorth's 1999 earnings.


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     Banknorth is a financial services company headquartered in Burlington,
Vermont. The financial needs of customers are served 24 hours a day, seven days a week through the Company's automated telephone banking system and ATM network, as well as eight community banks with 99 offices in New York, Massachusetts, New Hampshire and Vermont. The Company also includes Banknorth Mortgage Company, Inc. and The Stratevest Group, N.A., an investment management company.
Banknorth can be reached on the Internet at http://www.banknorth.com.

     Except for historical information contained herein, the matters discussed in this news release, and other information contained in the Company's SEC filings, may express "forward-looking statements". Those "forward-looking statements" may involve risk and uncertainties, including statements concerning future events or performance and assumptions and other statements that are other than statements of historical facts. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

     Readers are advised that various factors--including, but not limited to, changes in laws, regulations or Generally Accepted Accounting Principles; the Company's competitive position within the markets served of increasing consolidation within the banking industry; certain customers and vendors of critical systems or services failing to comply with Year 2000 programming issues; unforeseen changes in interest rates; any unforeseen downturns in the local, regional or national economies--could cause the Company's actual results or circumstances for future periods to differ materially from those anticipated or projected.

     Banknorth does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date of such statements.


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